                                   SCHEDULE B
                                     TO THE
                               ADVISORY AGREEMENT
                                     BETWEEN
                      SEI INSTITUTIONAL INTERNATIONAL TRUST
                                       AND
                         STRATEGIC FIXED INCOME, L.L.C.




Pursuant to Article 4, the Fund shall pay the Adviser compensation at an annual rate as follows:

   SEI INSTITUTIONAL INTERNATIONAL TRUST
   -------------------------------------
   International Fixed Income Fund                  0.15%  (15 basis points)





AS OF DECEMBER 13, 1999